Exhibit 10.9

Labor Robot Software License Agreement

This Labor Robot Software License Agreement (hereinafter referred to as this “Agreement”) is a legal contract between Robot Consulting Co., Ltd. (hereinafter referred to as “Party A”) and [____] (hereinafter referred to as “Party B”) regarding the Labor Robot software (hereinafter referred to as the “Software”). Party A and Party B agree to this Agreement, wherein Party A licenses the use of the Software to Party B.

Article 1 (License)

1.	Party A grants Party B a non-exclusive license to use the Software during the term of this Agreement.

2.	Party A shall issue an ID and password necessary for using Labor Robot to Party B, constituting one account.

3.	Party B may use the Software on multiple devices (including but not limited to PCs, mobile phones, tablets) through a compatible browser (Google Chrome).

4.	Party B may use the Software only at its business location or specified remote work locations.

5.	The term for using the Software granted under this Article is one year from the account issuance date by Party A to Party B.

6.	The use of the Software is limited to within Japan.

Article 2 (Sublicensing)

1.	Party B shall not sublicense or lend the Software to third parties without prior written consent from Party A.

2.	If Party B sublicenses the rights granted under this Agreement to a third party with Party A’s prior written consent, Party B shall impose the same obligations on the third party as stipulated in this Agreement and shall be responsible for all actions of the third party.

Article 3 (Prohibition of Use Outside the Purpose)

Party B may use the Software only for its business purposes (hereinafter referred to as the “Purpose”) and shall not use the Software for any purposes other than the Purpose.

Article 4 (Fees)

Party B shall pay Party A the following fees for using the Software under this Agreement:

(1)	One-time fee: [_____] yen

(2)	Monthly usage fee: [_____] yen (excluding tax)

(3)	Payment amount: [____] yen (including tax) for one year of use, payable in a lump sum.

(4)	Payment method: Payment shall be made by bank transfer to the corporate account specified in the invoice issued by Party A. The transfer fee shall be borne by Party B.

(5)	Payment due date: Payment shall be made by the due date specified in the invoice issued by Party A.

Article 5 (Ownership of Rights)

The copyrights (including rights under Articles 27 and 28 of the Copyright Act) and other intellectual property rights related to the Software (hereinafter referred to as “Copyrights, etc.”) belong to Party A. This Agreement does not transfer any ownership of the Copyrights, etc., from Party A to Party B.

Article 6 (Prohibited Actions)

Party B shall not perform any of the following actions without prior written consent from Party A:

(1)	Reproduction, transfer, sale, sublease, or creation of secondary works of all or part of the Software.

(2)	Modification, reverse engineering, disassembly, or decompilation of all or part of the Software.

(3)	Removal or obscuring of copyright notices, trademarks, or other marks displayed during the operation of the Software.

(4)	Modification, adaptation, or combination of the Software with other software.

(5)	Use of the Software beyond the scope permitted under this Agreement.

Article 7 (Maintenance)

Party A does not have any obligation to provide maintenance services such as fixing defects, responding to inquiries, version upgrades, or providing information related to the Software to Party B.

Article 8 (Audit)

During the term of this Agreement, Party B shall promptly report to Party A in writing upon request regarding the usage status of the Software. If Party A deems it necessary to conduct an audit, a third party commissioned by Party A may audit the usage status of the Software without obtaining Party B’s approval. The costs required for the audit shall be borne by Party B.

Article 9 (Scope of Warranty and Liability)

1.	Party A provides the Software to Party B “as is” and does not bear any contractual liability or warranty responsibility regarding the Software.

2.	Party A does not guarantee that the Software is free from errors, malfunctions, or other defects. Party A is not liable for any results or damages arising from the use or inability to use the Software.

3.	Party A may change the specifications of the Software without notice and does not guarantee the suitability of the Software’s functions, performance, and quality for any specific purpose of Party B, whether explicitly or implicitly.

4.	Party A does not provide any warranties other than those specified in this Agreement, including those provided by its sales agents and retailers.

5.	Party A is not liable for any damages (including loss of income or profits) incurred by Party B as a result of using the Software.

6.	The provisions of the preceding paragraph apply even if Party A or its sales agents or retailers were advised of the possibility of such damages in advance.

Article 10 (Third-Party Infringement of Rights)

1.	If Party A or Party B discovers any infringement or potential infringement of the Software’s Copyrights, etc., by a third party, they shall immediately notify the other party.

2.	In such cases, if Party B wishes to file a lawsuit, arbitration, or other legal actions, or to resolve the dispute through settlement, Party B shall bear the costs.

3.	Party A and Party B shall cooperate reasonably and provide necessary technical and other information to each other concerning the legal actions against the third party specified in Paragraph 1.

Article 11 (Measures Upon Termination of Agreement)

When the term of this Agreement as specified in Article 1, Paragraph 5 ends, Party A shall stop the use of the account issued to Party B. Party A shall store the data entered or saved by Party B for three months. If Party B wishes to continue using the Software, they must enter into a new software license agreement.

Article 12 (Injunction)

If Party B violates this Agreement, Party A may request an injunction to stop Party B from using the Software.

Article 13 (Confidentiality)

1.	Party A and Party B shall keep confidential any technical, business, or management information (hereinafter referred to as “Confidential Information”) obtained regarding the other party in relation to this Agreement and shall not disclose or leak such information to third parties without prior written consent from the other party. Party A and Party B shall manage the Confidential Information with the care of a good manager.

2.	The following information shall not be considered Confidential Information:

(1)	Information already owned by the receiving party at the time of disclosure.

(2)	Information already publicly known at the time of disclosure or that became publicly known after disclosure without the receiving party’s fault.

(3)	Information lawfully obtained from a third party without confidentiality obligations after disclosure.

(4)	Information independently developed or created without reference to the Confidential Information.

3.	Party A and Party B may disclose Confidential Information only to their officers, employees, parent companies, subsidiaries, affiliated companies, or advisors who need to know the information for the execution of this Agreement and have imposed the same confidentiality obligations as those in this Agreement. They shall not use the Confidential Information for purposes other than those specified in this Agreement.

4.	Notwithstanding Paragraph 1, Party A and Party B may disclose or disclose Confidential Information to the extent necessary to comply with laws, court orders, or requests from regulatory authorities. In such cases, they shall promptly notify the other party.

5.	Party A and Party B shall not copy or reproduce the Confidential Information beyond the scope necessary for the execution of this Agreement. Copies or reproductions shall be included in the Confidential Information.

6.	Upon termination of this Agreement for any reason, Party A and Party B shall promptly return or dispose of the Confidential Information (including copies and reproductions) as instructed by the other party. When disposing of the information, they shall take measures to prevent reuse.

7.	If Party A or Party B violates this Article and discloses or uses the Confidential Information for unauthorized purposes, the other party may seek an injunction to stop such actions.

Article 14 (Termination of Agreement)

1.	Party A may terminate this Agreement if Party B violates any provision of this Agreement and fails to correct the violation within ten days despite a request to correct it. However, this does not apply if the violation is minor and does not significantly affect the execution of the Agreement or business.

2.	Party A may immediately terminate this Agreement without notice if any of the following occurs:

(1)	Significant violation or betrayal of trust by the other party.

(2)	Inability to perform all or part of the obligations under this Agreement or refusal to perform the obligations.

(3)	Inability to achieve the purpose of the Agreement due to the remaining obligations if only part of the obligations is unperformed.

(4)	Failure to perform the obligations within the specified time when the purpose of the Agreement can only be achieved by performing the obligations within a specific time or period.

(5)	If it is clear that the purpose of the Agreement cannot be achieved even with performance.

(6)	Revocation or suspension of business by supervisory authorities.

(7)	Suspension or inability to pay, dishonor of bills or checks, or suspension of bank transactions.

(8)	Significant decline in credit or financial capacity, or significant changes affecting business operations.

(9)	Seizure, provisional seizure, provisional disposition, compulsory execution, auction, or similar procedures.

(10)	Application for bankruptcy, civil rehabilitation, corporate reorganization, or special liquidation, or notification of debt consolidation.

(11)	Resolution for dissolution, reduction of capital, cessation of business, or change of business.

(12)	Significant reasons that make it difficult to continue the Agreement.

3.	If the Agreement is terminated based on the preceding two paragraphs, the terminating party may claim compensation for damages from the other party.

4.	Party B may not claim compensation for damages from Party A even if they suffer damages due to the termination.

5.	If Party B falls under any of the categories in Paragraph 2 or if the Agreement is terminated, Party B shall lose the benefit of time and shall immediately repay all debts to Party A in a lump sum.

Article 15 (Compensation for Damages)

Party A or Party B shall compensate the other party for any damages caused by violating this Agreement (including reasonable attorney’s fees).

Article 16 (Exclusion of Anti-Social Forces)

1.	Party A and Party B represent and warrant that they are not currently, nor will they be in the future, organized crime groups, organized crime group members, persons who have not been members of organized crime groups for five years, quasi-members of organized crime groups, companies affiliated with organized crime groups, corporate extortionists, or other similar persons (hereinafter referred to as “Anti-Social Forces”) and that they do not fall under any of the following categories:

(1)	Having a relationship in which Anti-Social Forces control management.

(2)	Having a relationship in which Anti-Social Forces substantially participate in management.

(3)	Having a relationship recognized as using Anti-Social Forces for improper purposes such as promoting illegal interests or causing damage to third parties.

(4)	Providing funds or other benefits to Anti-Social Forces.

(5)	Having a relationship in which officers or persons substantially involved in management have a socially condemnable relationship with Anti-Social Forces.

2.	Party A and Party B shall not engage in any of the following actions directly or through third parties:

(1)	Violent demands.

(2)	Unjust demands beyond legal responsibility.

(3)	Acts using threatening behavior or violence concerning transactions.

(4)	Acts damaging the other party’s credibility or obstructing the other party’s business by spreading rumors, using deception, or force.

(5)	Other acts similar to the above.

3.	If Party A or Party B violates any of the provisions in the previous two paragraphs, the other party may immediately terminate this Agreement in whole or in part by notifying the violating party in writing without any notice or demand and may claim compensation for damages resulting from the violation.

4.	Party A and Party B shall not be liable for any obligations or responsibilities for damages incurred by the terminated party due to termination based on the previous paragraph.

Article 17 (Amendment of Agreement)

This Agreement may only be amended with the written consent of both Party A and Party B.

Article 18 (Prohibition of Assignment of Rights and Obligations)

Party A and Party B shall not transfer, assign, or pledge any or all of the rights and obligations under this Agreement to third parties without the prior written consent of the other party.

Article 19 (Consultation)

Any matters not specified in this Agreement or any doubts arising from the interpretation of this Agreement shall be resolved through mutual consultation in good faith between Party A and Party B.

Article 20 (Governing Law and Jurisdiction)

1.	This Agreement shall be governed by and construed in accordance with the laws of Japan.

2.	Any disputes arising from this Agreement shall be subject to the exclusive jurisdiction of the Tokyo District Court as the court of first instance.

In witness whereof, this Agreement is executed in duplicate, with each party retaining one copy. This Agreement is created and signed in writing or electronically, and both parties shall keep one copy.

Date: [____]

Party A:

Address: [____]

Robot Consulting Co., Ltd.

Representative Director: [____]

Party B:

Address: [____]

[Company’s name]

[Company representative’s name]